SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

 Date of Report (date of earliest event reported): March 14, 2008

SARS CORPORATION

 (Exact name of registrant as specified in its charter)

Nevada	000-51046	33-0677545
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. Number)

19119 North Creek Parkway, Suite 201
Bothell, WA 98011
 (Address of principal executive offices)

Registrant’s telephone number, including area code: 866-276-7277

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Robert Lear resigned from the Chief Operating Officer position of the Company and was appointed as Vice President, effective February 29, 2008.  Mr. Lear has decided to resign as Chief Operating Officer for personal reasons, which do not arise from any disagreement on any matter relating to the Company’s operations, policies or practices, nor regarding the general direction of the Company.

On March 4, 2008, Christopher Wain was appointed as Chief Operating Officer of the Company and his agreement was executed on March 14, 2008.  Mr. Wain, as Chief Operating Officer of the Company, shall serve as such until the earlier of (i) his resignation, (ii) appointment of his successor or (iii) his termination.

Mr. Wain, 47, has over 25 years of engineering, management, manufacturing and integration  experience.  Since 2000, Mr. Wain has worked with ASAI Consulting (“ASAI”).  With ASAI, Mr. Wain has focused on engineering, research and development, business development, contract negotiation and management, manufacturing outsource (internationally), operations management, finance and human resources.  Additionally, Mr. Wain has worked with British Aerospace, British Petroleum, General Electric, Bombardier, Alenia and Ciba Geigy.  Mr. Wain obtained his bachelor’s degree in mechanical engineering from the University of Middlesex.

Mr. Wain is not a party to any pending legal proceeding, nor has he been subject to a bankruptcy petition filed against him, nor been convicted in, or subject to, any criminal proceeding.

Item 9.01 Financial Statements and Exhibits

Please see the exhibit index following the signature page.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 18, 2008	SARS Corporation

	By:	/s/ Clayton Shelver
Clayton Shelver
Director and Chief Executive Officer

Exhibit Index:
10.1	Wain Consulting Agreement